Exhibit 10.5

DIRECTOR COMPENSATION AGREEMENT

THIS DIRECTOR COMPENSATION AGREEMENT (“Agreement”) is made and entered into as of June 15 2022 (the “Effective Date”) between Verses Technologies, Inc., a corporation formed under the laws of British Columbia, Canada (“VTI” or the “Company”) and G. Scott Paterson (the “Director”). Company and Director may be referred to herein as a “Party” or collectively as the “Parties.”

WHEREAS the Company’s shareholders have decided to elect the Director to the board of directors (“Board”) of the Company;

WHEREAS, the Director is amenable to accepting the position within the Company’s Board, subject to the terms and conditions outlined herein; and

WHEREAS the Company and the Director desire to enter into this Agreement to memorialize the method by which the Director shall be compensated for his role as director of the Company, and for providing services to the Company in such capacity (collectively, the “Services”).

NOW, THEREFORE, in consideration for the promises, obligations, terms, conditions and restrictions set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which being hereby expressly acknowledged, the Parties agree as follows:

1.	Term. This Agreement shall commence on the Effective Date and remain in effect until the termination thereof, in accordance with the provisions outlined in Section 3 below.

2.	Compensation. As compensation for the Director serving on the Board and for providing services to the Company in connection therewith, the Company agrees to grant the Director such number of stock options, restricted share units and/or deferred share units (collectively the “Compensation Securities”) that will allow the Director to purchase an aggregate of 1,000,000 Class A Subordinate Voting Shares in the share capital of the Company at an exercise price of $0.80 CAD per share, the terms and conditions set forth in this Agreement and in accordance with the Company’s then-current stock option plan (the “Option Plan”) as amended, restated, replaced or superseded from time to time. Said Compensation Securities are subject to the escrow periods imposed by the exchange that the securities are to be listed upon (i.e. NEO) with said escrow period ending according to the following schedule:

●	Date of Listing with NEO: 25% released
●	6 months from NEO Listing: 25% released (for a total of 50%)
●	12 months from NEO Listing: 25% released (for a total of 75%)
●	18 months from NEO Listing: 25% released (for a total of 100%)

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3.	Indemnity Agreement. On the Effective Date, the Company and the Director agree to execute an indemnity agreement substantially in the form attached hereto as Schedule A.

4.	Termination. This Agreement shall terminate automatically on the date that the Director ceases to be a director of the Company. Upon termination, the Director shall not be entitled to receive notice, lump sum payment, pay in lieu of notice or severance, or any other compensation of any nature.

5.	General.
Notices: Any notice required or permitted to be given to one Party by the other Party pursuant to this Agreement shall be in writing and shall be sent by: (i) eMail to the contact address designated by each Party; or (ii) personal delivery; or (iii) postal mail, return receipt requested, first class postage and charges prepaid, addressed to the Parties as set forth below, or at such other address as shall be designated in writing from time to time. Notices sent by eMail or delivered in person shall be effective on the date of delivery. Notices sent by registered mail shall be effective on the third (3rd) business day following its posting.

The Director:

G. Scott Paterson

[ADDRESS] [***]

[PHONE #] [***]

[EMAIL] [***]

The Company:

Verses Technologies, Inc.

#304 1808 West 1st Ave.

Vancouver, BC V6J 0B3

Attn: Jeff McCann

eMail: [***]

(cc to: legal@verses.io)

Rights and Duties: All rights and duties of the Company under this Agreement shall extend to its respective successors and assigns.

Assignment: The Director may not assign his rights or obligations under this Agreement without the prior written consent of the Company, which shall not be unreasonably withheld.

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Severable Provisions: The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provision to the extent enforceable, shall nevertheless be binding and enforceable.

Waiver: The waiver by one Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other Party.

Entire Agreement: This Agreement constitutes the entire agreement of the Parties with respect to its subject matter, and may not be changed orally, but only by an agreement in writing signed by the party against whom the enforcement of any waiver, change, modification, extension or discharge is sought.

Governing Law: This Agreement is governed in accordance with the laws of the Province of British Columbia, Canada.

Disputes. The Company and the Director mutually consent to the resolution of all claims or controversies, actions or choses in action arising out of or related between them via binding, confidential arbitration. The Parties agree that arbitration is in the interest of both Parties in that disputes may be resolved in a manner that is fair, confidential, expeditious, economical, final and less burdensome or adversarial than standard court litigation. Arbitration shall be conducted by a neutral arbitrator at the American Arbitration Association all such elections to the extent that the Parties have each made a good faith effort to so choose, but after a period of forty-five (45) days have still failed to do so. Said arbitration shall be governed by the AAA’s then-current commercial arbitration waives, to the fullest extent permitted by law, any right to a trial by jury for Claims arising under the foregoing provision. Each party shall bear its own expenses with respect to judgment shall be in writing, with written findings of fact and shall be final and non-appealable, and the Arbitrator shall be permitted to award reasonable g, where applicable, time spent by in-house counsel) to the prevailing Party in said dispute. All hearings, proceedings, and written and oral submissions made with respect to the Arbitration shall be in English, and the “seat” for the Arbitration shall be Los Angeles, California, U.S.A. Final judgment may be entered in any court having jurisdiction over the Parties. This Section shall survive termination or expiration of this Agreement.

6.	Miscellaneous. Headings are offered for illustration and clarity purposes only, and are not intended to constitute material parts of this Agreement. This Agreement is made and entered into for the sole protection and benefit of the Parties hereto, and is not intended to convey any rights or benefits to any third party. Any provision of this Agreement which expressly states that it is to continue in effect after the termination or expiration thereof, or which by its very nature would reasonably be deemed to survive said termination or expiration, as the case may be, shall so survive. Waivers and amendments to this Agreement must be memorialized in a writing signed by both Parties, except as otherwise provided herein. No delay or omission by either Party in exercising any right or remedy hereunder, or otherwise existing at law or equity, shall be considered a waiver of such right or remedy. This Agreement may be executed in two or more counterparts, each of which when executed and delivered shall constitute an original, but all of which together shall constitute one and the same document. Counterparts may be delivered via facsimile, electronic mail, including Adobe Acrobat (.PDF) format, or any “electronic signature” complying with the U.S. federal e-SIGN Act of 2000 (e.g., HelloSign, DocuSign, etc.). Any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

VERSES TECHNOLOGIES, INC.

Gabriel Rene, CEO

THE DIRECTOR

/s/ G. Scott Paterson
G. Scott Paterson

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Schedule A

INDEMNITY AGREEMENT